Exhibti 10.1

Verona Pharma plc

(the “Company”)

EMPLOYEE CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

Adopted by the Remuneration Committee on August 9, 2021

Section 1.             Introduction.

This Verona Pharma Employee Change in Control Severance Benefit Plan (the “Plan”) is hereby adopted effective as of August 9, 2021 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Verona Pharma plc (the “Company”) and its Affiliates that have been designated by the Company on the attached Appendix A as eligible to participate in the Plan (each of the Company and any such Affiliate, a “Participating Employer” and collectively, the “Participating Employers”) in the event such persons incur a qualifying involuntary termination of employment with a Participating Employer in connection with a change in control of the Company in accordance with the terms of this Plan and who meet the additional criteria set forth in Section 3 of the Plan (each an “Eligible Employee” and collectively “Eligible Employees”). This Plan supplements and does not supersede any other change in control related severance benefit plan, policy or practice maintained by the Company or any Affiliate of the Company for Eligible Employees. In particular this Plan does not replace or supersede any change in control entitlements in the contract of employment of any Eligible Employee to the extent that the entitlement in the Eligible Employee’s contract of employment is more generous than the payments and benefits envisaged in this Plan. However, the payments and benefits received under this Plan and any plan, contract (including any offer letter or contract of employment), agreement, practice, policy or program maintained by the Company or any Affiliate of the Company (an “Other Arrangement”) shall not be duplicative, and an Eligible Employee will not be entitled to receive any payments or benefits under this Plan to the extent that they are duplicative of any payments or benefits under an Other Arrangement. This Plan document also is the Summary Plan Description for the Plan.

Section 2.             Definitions.

For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:

(a)            “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.

(b)           “Base Salary” shall mean the Eligible Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation or pension contributions), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Qualifying Termination but without giving effect to any reduction in base pay which occurs following a Change in Control.

(c)            “Board” means the Company’s Board of Directors.

1.

(d)           “Cause” shall have the meaning ascribed to such term (or listed as a summary dismissal event) in any written employment or similar agreement between the employee and the Participating Employer defining such term, but in the absence of such agreement such term shall mean, with respect to an employee, the occurrence of any of the following events: (i) the employee’s conviction of any felony or any crime involving fraud or dishonesty; (ii) the employee’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affects the Company; (iii) conduct by the employee that demonstrates the employee’s gross unfitness to serve under circumstances that materially and adversely affect the Company; (iv) the employee’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) the employee’s breach of any material term of any contract between such employee and the Company; and/or (vi) the employee’s serious violation of a material Company policy. The determination that a termination of employment of an employee is either for Cause or without Cause shall be made by the Plan Administrator, in its sole discretion.

(e)            “Change in Control” has the meaning ascribed to such term in the Equity Plan.

(f)          “Change in Control Related Termination” with respect to an Eligible Employee means such Eligible Employee’s Qualifying Termination that occurs upon or during the twelve (12) month period immediately following a Change in Control.

(g)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h)            “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Equity Plan” means the Verona Pharma plc Incentive Award Plan 2017 as amended from time to time.

(j)            “Plan Administrator” has the meaning set forth in Section 12(a).

(k)          “Position” means the last position held by the Eligible Employee prior to the Qualifying Termination, as determined without giving effect to any reduction in position that occurs following a Change in Control.

(l)            “Qualified Plan” means a plan sponsored by a Participating Employer that is intended to be qualified under Section 401(a) of the Code.

(m)          “Qualifying Resignation” means a voluntary resignation under the terms of any voluntary reduction in force program established by the Plan Administrator (if any) pursuant to which participants are eligible to voluntarily resign and receive Plan benefits.

(n)           “Qualifying Termination” means either (i) a Qualifying Resignation, or (ii) an involuntary termination of employment by the Company or a Participating Employer that is for a reason other than Cause or the employee’s job performance. An employee’s termination of employment on account of the employee’s death, disability, or resignation for any reason other than a Qualifying Resignation shall not be considered a Qualifying Termination. The occurrence of (i) an involuntary termination of a Company employee for a job performance reason at or about the same time as (ii) the involuntary termination of one or more other Company employees that constitutes a Qualifying Termination shall not be a basis for the involuntary termination described in (i) to be regarded as a Qualifying Termination. The Plan Administrator, in its sole discretion, shall determine whether or not a Qualifying Termination has occurred.

2.

(o)          “Target Bonus” means with respect to an Eligible Employee, the amount of bonus payable under the annual cash bonus plan applicable to such Eligible Employee for the year in which the termination of employment occurs determined as if all the applicable performance goals for such year were attained at a level of 100%.

Section 3.              Eligibility For Benefits.

(a)          General Rules. Subject to the requirements set forth in this Plan, the Company will grant severance benefits under the Plan to Eligible Employees.

(1)            Definition of “Eligible Employee.” A person is eligible to participate in the Plan if (i) such person is a regular full-time employee of a Participating Employer who is not listed on Appendix B hereto; and (ii) such person’s employment with the Participating Employer terminates due to a Change in Control Related Termination. The determination of whether a person is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(2)           In order to be eligible to receive benefits under the Plan, the employee must remain on the job until his or her date of termination as scheduled by the Participating Employer.

(3)            In order to be eligible to receive benefits under the Plan, the employee also must execute (and not revoke) and deliver to the Company a general waiver and release in the form determined by the Plan Administrator (the “Release”), within the applicable time period set forth therein, but in no event more than sixty (60) days following the date of termination, and such Release must become effective in accordance with its terms. The form of required Release may be incorporated into a separation or settlement agreement or other agreement with the employee, and the form of which will be provided to the otherwise Eligible Employee by the Company no more than five (5) days following the date of Qualifying Termination.

(4)            If required by the Company in its discretion, in order to be eligible to receive benefits under the Plan, the employee also must execute and deliver to the Company a form of Proprietary Information and Inventions Agreement and/or any other proprietary information, confidentiality or non-solicitation or non-competition agreement (collectively the “PIIA”) no later than sixty (60) days following the date of termination. Any form of required PIIA must be approved by the Plan Administrator prior to a Change in Control. If any PIIA is required to be provided by an Eligible Employee in order to be eligible to receive benefits under the Plan, the Company will notify the Eligible Employee and provide the required PIAA no more than five (5) days following the date of Qualifying Termination.

(b)           Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)            The employee has executed an individually negotiated employment contract or agreement with a Participating Employer relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 4(c) below does not entirely eliminate benefits under this Plan.

3.

(2)         The employee voluntarily terminates employment with the Participating Employer other than due to a Qualifying Resignation. Such voluntary terminations include, but are not limited to retirement or failure to return from a leave of absence on the scheduled date.

(3)             The employee terminates employment due to death or disability.

(4)            The employee terminates employment in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(5)             The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee substantially the same level of responsibility, the same or greater level of base pay, and is located at a worksite that is no greater than fifty (50) miles from the Eligible Employee’s prior worksite.

(6)           The employee is offered immediate reemployment or continued employment by a successor to the Company or by a purchaser of its assets, as the case may be. For purposes of the foregoing, “immediate reemployment or continued employment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay as a result of the change in ownership of the Company or the sale of its assets and which offers the employee substantially the same level of responsibility, the same or greater level of base pay, and is located at a worksite that is no greater than fifty (50) miles from the Eligible Employee’s prior worksite.

(7)           The employee is rehired by the Company or an Affiliate prior to the date benefits under the Plan are scheduled to commence on terms which offer the employee substantially the same level of responsibility, the same or greater level of base pay, and is located at a worksite that is no greater than fifty (50) miles from the Eligible Employee’s prior worksite.

(8)             Benefits under this Plan shall terminate immediately if the employee, at any time, violates any provision of the PIIA or any other proprietary information, confidentiality, non-competition or non-solicitation obligation to which the employee is subject.

Section 4.             Amount Of Benefit.

(a)          Severance Benefits. Severance benefits under the Plan, if any, shall be provided to Eligible Employees who are terminated in a Change in Control Related Termination as specified on Appendix C.

(b)          Additional Benefits. The Board may, in its sole discretion, provide benefits (i) in addition to those pursuant to Section 4(a) to Eligible Employees or (ii) to employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company or the Board to provide such benefits to any other Eligible Employee or to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” shall be deemed to refer to such Non-Eligible Employee.

4.

(c)          Certain Reductions.

(1)            Mandatory Reductions. Severance benefits provided under the Plan will be reduced, in whole or in part, by other similar benefits payable to the Eligible Employee by the Company and/or the Participating Employer that become payable in connection with the Eligible Employee’s termination pursuant to any Other Arrangement.

(2)            Discretionary Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company and/or a Participating Employer that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 4(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)           Continued Group Health Plan Benefits. Each Eligible Employee who is enrolled in a health, dental, or vision plan sponsored by the Participating Employer may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited, as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s or its affiliate’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums) will be applied in the same manner that such rules would apply in the absence of this Plan.

(e)           Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under this Plan more than one time, and no Eligible Employee will be eligible to receive any payments or benefits under this Plan to the extent that they are duplicative of any payments or benefits under an Other Arrangement.

5.

Section 5.             Return of Company Property.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company and Affiliate documents (and all copies thereof) and other Company and Affiliate property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company and Participating Employer files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any Affiliate (and all reproductions thereof in whole or in part).

Section 6.             Time Of Payment And Form Of Benefit.

The timing of payment of severance benefits will be as set forth on Appendix C, subject to the provisions of this Section 6. All severance benefits provided under the Plan are intended to comply with or satisfy the requirements for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) and any ambiguities herein shall be interpreted accordingly. Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines that any amounts payable hereunder will be immediately taxable to any Eligible Employee under Section 409A, the Plan Administrator may (without any obligation to do so or to indemnify the Eligible Employee for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

Notwithstanding anything to the contrary set forth herein or on Appendix C, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

6.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. Additionally, if the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date for purposes of determining the timing of payment of severance benefits.

All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

Section 7.             Application of Internal Revenue Code Section 280G.

(a)           If any payment or benefit an Eligible Employee would receive under the Plan from the Company pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

7.

(b)            Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c)            In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in paragraph (a) is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in paragraph (a), the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(d)           The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations unless otherwise determined by the Company. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or consulting firm required to be made hereunder.

(e)          The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered or such other time as requested by the Company.

Section 8.             Reemployment.

In the event of an Eligible Employee’s reemployment by the Company or an Affiliate during the period of time in respect of which severance benefits provided under the Plan have been paid, the Company, in its sole and absolute discretion, may cease payment of future severance benefits under the Plan as a condition of reemployment.

Section 9.             Right To Interpret Plan; Amendment and Termination.

(a)          Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)            Amendment or Termination. The Company reserves the right to amend or terminate this Plan (including Appendix A, Appendix B, Appendix C and any form of required PIIA) or the benefits to be provided hereunder, in each case, at any time prior to a Change in Control. Any action amending or terminating the Plan or adopting or amending any form of required PIIA shall be in writing and approved by the Plan Administrator prior to a Change in Control. The Plan and any form of required PIIA may not be amended or terminated following a Change in Control.

8.

Section 10.           No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or a Participating Employer or (ii) to interfere with the right of a Participating Employer to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 11.           Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of North Carolina. This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 12.           Claims, Inquiries And Appeals.

(a)          Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Verona Pharma

3 More London Riverside

London SE1 2RE UK

The Plan Administrator may at any time delegate to any other named person or body, or reassume therefrom, any of its administrative duties with respect to this Plan.

(b)          Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)           a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)            an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

9.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)          Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty-five (65) days after the receipt of a notification that an application is denied. A request for a review shall be in writing and shall be addressed to:

Verona Pharma

3 More London Riverside

London SE1 2RE UK

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)          Decision on Review. The Plan Administrator will act on each request for review within a reasonable period but not later than sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)            a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

10.

(4)            a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)         Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)          Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 12, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 13.           Basis Of Payments To And From Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14.           Other Plan Information.

(a)          Employer and Plan Identification Numbers. The Employer Identification Number assigned to Verona Pharma (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 47-3149114. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

(b)         Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)          Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

General Counsel

Verona Pharma

3 More London Riverside

London SE1 2RE UK

In addition, service of legal process may be made upon the Plan Administrator.

11.

(d)           Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Verona Pharma

3 More London Riverside

London SE1 2RE UK

The Plan Sponsor’s and Plan Administrator’s telephone number is +44 203 283 4200.

Section 15.           Statement Of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by Verona Pharma) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)            Receive Information About Your Plan and Benefits

(1)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)            Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)          Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

12.

(c)            Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

13.

Appendix A

Verona Pharma

Employee Change in Control Severance Benefit Plan

The Participating Employer entities in the Employee Change in Control Severance Benefit Plan are as follows:

Verona Pharma plc

All majority-owned subsidiaries of the Company that are incorporated in the United States and which were not acquired by the Company in exchange for consideration in a share purchase, merger, or similar corporate transaction.

A complete list of the employers sponsoring the Plan may be obtained by participants and beneficiaries upon written request to the Plan Administrator, and is available for examination by participants and beneficiaries. The foregoing list of Participating Employers is subject to such change as the Company, pursuant to Section 9 of the Plan, may determine in its sole and absolute discretion at any time prior to a Change in Control. Any such change to the Participating Employers shall be set forth in a revised version of this Appendix A approved by the Company’s Chief Executive Officer or Chief Financial Officer. This Appendix A may not be amended at any time following a Change in Control.

Appendix B

Excluded Participants

David Zaccardelli

Mark Hahn

Appendix C

Verona Pharma

Employee Change in Control Severance Benefit Plan

Change in Control Related Termination Benefits

Capitalized terms used herein have the definitions set forth in the Plan. Subject to the exceptions set forth in Section 3(b) of the Plan, each Eligible Employee who is terminated in a Change in Control Related Termination and meets all the requirements set forth in Sections 3(a) and 5 of the Plan, including, without limitation, timely provision of an effective Release and any required PIIA, shall receive severance benefits as set forth in this Appendix C.

1.	Cash Severance Benefits.

a.	Base Salary. A cash severance benefit equal to the number of months of the Eligible Employee’s Base Salary as determined based on the Eligible Employee’s position with the Company, as set forth below. Such cash severance benefit will be paid in equal installments in accordance with the Participating Employer’s regular payroll procedures over the monthly period following the date of the Change in Control Related Termination as indicated in the table below (the “Severance Period”), subject to any delay in payment required by Section 6 of the Plan including any delay necessary so that no payments are made prior to the effectiveness of the Release or provision of any required PIIA; provided, however, that to the extent such cash severance benefits are exempt from Section 409A, the Company retains the right to elect to instead pay such amounts in a single lump sum within the 30 day period following the later of effectiveness of the Release or provision of any required PIIA to the extent approved by the Plan Administrator.

Position	Months
Executive Officer	12
Vice President and above	9
Director – Executive, Senior, Associate	6
Sr. Manager and below	3

b.	Bonus. A cash severance benefit equal to the Eligible Employee’s Target Bonus, pro-rated based on the number of days in the performance year preceding the Change in Control Related Termination. Such cash severance benefit will be paid in a single lump sum cash payment on the first payroll period following the date of the Change in Control Related Termination, subject to any delay in payment required by Section 6 of the Plan including any delay necessary so that no payments are made prior to the effectiveness of the Release.

2.	COBRA Premium Benefit. If the Eligible Employee timely elects continued coverage under COBRA, the Participating Employer shall pay the full amount of the Eligible Employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Participating Employer’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for the period commencing with the first calendar month following the Change in Control Related Termination and continuing through the end of the calendar month that includes the last day of the Severance Period (the “COBRA Payment Period”); provided, however, that no such premium payments shall be made, and no coverage shall be provided under any self-funded group health plan, following the Eligible Employee’s death or the effective date of the Eligible Employee’s coverage by a group health plan of a subsequent employer. Each Eligible Employee shall be required to notify the Participating Employer immediately if the Eligible Employee becomes covered by a group health plan of a subsequent employer. Upon the conclusion of such period of insurance premium payments made by the Participating Employer, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

Notwithstanding the foregoing, if the Participating Employer determines, in its sole discretion, that the Participating Employer cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Participating Employer shall in lieu thereof pay the Eligible Employee a taxable cash amount, which payment shall be made regardless of whether the Eligible Employee or his or her eligible dependents elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Participating Employer otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) the expiration of the COBRA Payment Period, or (ii) the effective date of the Eligible Employee’s coverage by a group health plan of a subsequent employer.

For purposes of this Section 2, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Participating Employer shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

3.	Relocation Reimbursement. If the Eligible Employee previously received relocation benefits from the Company in connection with his or her employment with the Company and such Eligible Employee’s relocation of his or her primary residence with respect to which such relocation benefits were provided occurred within twelve (12) months immediately prior to the Change in Control Related Termination, notwithstanding anything to the contrary set forth in the Eligible Employee’s employment offer letter or Other Arrangement setting forth the terms of such relocation benefits, the Eligible Employee will not be required to reimburse the Company for the cost of any such relocation benefits.

4.	Outplacement Services. The Eligible Employee will receive outplacement services suitable to the Eligible Employee’s position from a provider selected by the Company until the earlier of (A) the end of the Severance Period and (B) the Eligible Employee’s acceptance of an offer of full-time employment from a subsequent employer.

5.	Reductions Pursuant to Section 4(c) of the Plan. The severance benefits set forth in this Appendix C are subject to certain reductions under Section 4(c) of the Plan. Furthermore, no payment and/or benefits shall be payable under this Plan if the Company reasonably determines (taking into account the intended economic benefits of this Plan) that such severance payments and/or benefits under this Plan would give rise to any adverse tax consequences under Section 409A.